Exhibit 10.3
TD AMERITRADE HOLDING CORPORATION
JOHN BUNCH EMPLOYMENT AGREEMENT
     This Agreement, originally entered into as of December 13, 2004, by and between TD Waterhouse Group, Inc. and John Bunch and assumed by TD Ameritrade Holding Corporation (the “Company”) and subsequently amended effective as of July 10, 2006 and June 24, 2008, is hereby amended and restated in its entirety effective as of September 18, 2008.
     1. Employment.
     Subject to the provisions or Section 6 hereof, this Agreement shall be deemed to be effective and your employment shall be deemed to have commenced on July 6, 2004 (the “Effective Date”) and shall continue through July 5, 2009 (the “Term”), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing July 6, 2009 and on each July 6 thereafter (each an “Extension Date”), the Term automatically shall be extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before each such Extension Data that the Term shall not be so extended.
     2. Position, Duties and Responsibilities.
          (a) During the Term, the Company shall employ you in the position of President, Retail Distribution. You shall perform your assigned duties at the Company or, at the option of the Company, at one of its subsidiaries or affiliates. You shall devote your full time and efforts to the performance of all of the duties associated with that position as well as any and all other duties Company management may from time to time designate or assign.
          (b) During the Term, you may not, without prior written consent of the Company, accept an appointment, whether or not for remuneration, as a director, officer, manager, employee or consultant of or to a company or business that is not affiliated with the Company.
     3. Compensation.
          (a) Base Salary. During the Term, and effective as of October 1, 2008, the Company shall pay you a base salary at the annual rate of $400,000, payable Bi-weekly in accordance with the Company’s prevailing payroll practices. Your base salary shall be reviewed annually and you shall be entitled to such increases in your base salary, if any, as may be determined in the sole discretion of the HR & Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. Your base salary, as in effect from time to time, is hereinafter referred to as your “Base Salary.”

          (b) Annual Incentive. You will be eligible to participate in the TD Ameritrade Holding Corporation Management Incentive Plan (the “MIP”) and receive an incentive award (an “Annual Incentive”) for each full fiscal year of the Company. Payment of Annual Incentives in any fiscal year is subject to approval by the Committee, as well as your continued satisfactory performance and active employment with the Company. For the Company’s 2009 fiscal year, your annual target incentive award under the MIP will be set at $800,000. Thereafter, the amount of each such Annual Incentive shall not be guaranteed but shall be established by the Committee in its sole discretion, subject to firm and individual performance, and shall be payable in accordance with customary Company practices.
          (c) Annual Awards. You will be eligible to participate in the Company’s 1996 Long-Term Incentive Plan (the “LTIP”). For the Company’s 2009 fiscal year, you will be eligible for an award of restricted stock units with a target value of $800,000, determined by the Company pursuant to a reasonable and uniform methodology on the date of grant, and will be scheduled to vest and be settled in accordance with the applicable performance criteria and vesting schedule provided in the applicable award agreement under the LTIP.
          (d) Special Grant. You will be granted, at the next regularly scheduled meeting of the Committee which follows the execution of this Agreement, a special award under the LTIP of restricted stock units with a target value, determined by the Company pursuant to a reasonable and uniform methodology, equal to $2,000,000 on the date of grant, which will be scheduled to vest and be settled in accordance with the applicable vesting schedule provided in the applicable award agreement under the LTIP.
     4. Benefits.
          (a) Employee Benefits. During the Term, except as otherwise specifically provided for herein, you shall be eligible to participate in the Company’s employee benefit plans, programs and policies (other than bonus and stock-based compensation plans) as in effect from time to time (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to employees of similar position.
          (b) Vacation. You will entitled to 20 paid vacation days per calendar year.
     5. Expenses.
     During the Term, all documented and verified, reasonable and necessary business expenses that you incur in connection with the performance of your duties hereunder shall be reimbursed in accordance with the Company’s general policies.
     6. Termination of Employment.
     The Term and your employment hereunder may be terminated by either party at any time and for any reason; provided, that you will be required to give the Company at least 30 days advance written notice of any resignation of your employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern your rights upon termination of employment with the Company and its affiliates.

          (a) By the Company For Cause.
               (i) The Term and your employment hereunder may be immediately terminated by the Company for “Cause” (as defined below).
               (ii) As used herein, “Cause” shall mean:
                    (A) Your failure to substantially perform your duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to you of such failure or immediately if, in the reasonable judgment of the Company, you would not be able to rectify such failure within 10 days;
                    (B) dishonesty in the performance of your duties hereunder;
                    (C) an act or acts on your part constituting (x) a felony or (y) a misdemeanor involving dishonesty, breach of trust or moral turpitude;
                    (D) your willful malfeasance or willful misconduct in connection with your duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates;
                    (E) your breach of any of the provisions of Sections 7, 8, 9 or 10 of this Agreement;
                    (F) your misappropriation of assets of, or embezzlement from, the Company or any of its subsidiaries or affiliates or customers; or
                    (G) your willful failure to implement promptly the material directives of the Company that are susceptible of performance by you, which are in furtherance of a lawful business objective of the Company of any of its subsidiaries or affiliates and are within the scope of your responsibilities, where such failure is not cured within 10 days following written notice by the Company to you of such failure or immediately if, in the reasonable judgment of the Company, you would not be able to rectify such failure within 10 days.
               (iii) If your employment is terminated by the Company for Cause, you shall be entitled to receive:
                    (A) the Base Salary through the date of termination;
                    (B) payment for any vacation accrued but unused as of the date of termination;
                    (C) reimbursement for any unreimbursed business expenses properly incurred by you in accordance with Company policy prior to the date of your termination; and

                    (D) such Employee Benefits, if any, as to which you may be entitled under the employee benefits plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).
     Following such termination of your employment by the Company for Cause, except as set forth in this Section 6(a)(iii), you shall have no further rights to any compensation or any other benefits under this Agreement, and you shall not be entitled to any unpaid Annual Incentive. No service shall accrue, and no benefit accruals based on service, including, but not limited to vacation benefits, shall accrue beyond the effective date of termination.
          (b) Disability or Death.
               (i) The Term and your employment hereunder shall terminate upon your death and may be terminated by the Company on account of your “Disability” (defined below).
               (ii) As used herein, “Disability’ shall mean your inability to perform the essential functions of your duties and responsibilities to the Company, or any affiliate of the Company, by reason of a physical or mental disability or infirmity that is reasonably be expected to be permanent and has continued (i) for a period of twelve consecutive months or (ii) such shorter period as the Committee may reasonably determine. The Disability determination shall be made in the sole discretion of the Committee, and you (or your representative) shall furnish the Committee with evidence documenting your ability to perform the essential functions of your job that is satisfactory to the Committee.
               (iii) Upon termination of your employment hereunder for either Disability or death, you or your estate (as the case may be) shall be entitled to receive:
                    (A) the Accrued Rights;
                    (B) any Annual Incentive earned but unpaid as of the date of termination for any previously completed fiscal year; and
                    (C) a pro rata portion of any Annual Incentive, if any, that you would have been entitled to receive pursuant to Section 3(b) of this Agreement in such year based upon the percentage of the fiscal year that shall have elapsed through the date of your termination of employment, payable based upon actual performance and when such Annual Incentive would have otherwise been payable had your employment not terminated.
     Following your termination of employment due to death or Disability, except as set forth in this Section 6(b)(iii), you shall have no further rights to any compensation or any other benefits under this Agreement. No service shall accrue, and no benefit accruals based on service, including, but not limited to vacation benefits, shall accrue beyond the effective date of termination.
          (c) By the Company Without Cause or By Your Resignation for Good Reason.
               (i) The Term and your employment hereunder may be terminated by the Company without Cause or by your resignation for Good Reason.

               (ii) For purposes of this Agreement, “Good Reason” shall mean (A) the failure of the Company to pay or cause to be paid your Base Salary or Annual Incentive, when due hereunder, or (B) any substantial and sustained diminution in your authority and responsibilities from those described in Section 2 hereof; provided, that either of the events described in Clauses (A) and (B) of this Section 6(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from you of written notice of the event which constitutes Good Reason; and provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date.
               (iii) If your employment is terminated by the Company without Cause (other than by reason of death or Disability) or if you resign for Good Reason, you shall be entitled to receive:
                    (A) the Accrued Rights;
                    (B) any Annual Incentive earned but unpaid as of the date of termination for any previously completed fiscal year; and
                    (C) subject to your continued compliance with the provisions of Sections 7, 8, 9 and 10 of this Agreement, and conditioned upon your execution, at the time of your termination, of a general release substantially in the form used by the Company and satisfactory to it, which release is not revoked by you:
                         a) You will be paid severance as (1) continued payment of your Base Salary and (2) your average Annual Incentive (calculated based on the prior two completed fiscal years, or, if two fiscal years have not been completed, calculated based on the sole prior completed fiscal year) until the later of (x) 24 months after the date of such termination and (y) the expiration of the Employment Term determined as if such termination had not occurred (the “Severance Period”); provided, that the aggregate amount described in the clause (C) shall be reduced by the present value of any other cash severance or termination benefits payable to you under any other plans, programs or arrangements of the Company or its affiliates; and
                         b) You will be paid severance in an amount equal to the current year’s Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s actual Annual Incentive award which would be paid based on actual performance by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365, with such pro-rated payment being made at the same time and in the same form as other payments are made to participants in the MIP.
               (iv) Change in Control. In the event that the Term and your employment hereunder is terminated by the Company without Cause or by your Resignation for Good Reason during the twelve month period following a Change in Control (as defined in the LTIP), then, subject to your execution, at the time of your termination, of a general release substantially in the form used by the Company and satisfactory to it, which release is not revoked by you, you shall receive from the Company, in addition to any benefits payable to you pursuant to Section 6(c)(iii) above, continued payment of your Base Salary and continued provision of medical, vision and dental benefits, on the same terms and subject to the same participant contributions as applicable to active employees, for a period of twelve months following the Severance Period referred to in Section 6(c)(iii) above.
     Following your termination of employment by the Company without Cause (other than by reason of your death or Disability) or your resignation for Good Reason, except as set forth in this Section 6(c), you shall have no further rights to any compensation or any other benefits under this Agreement. No service shall accrue, and no benefit accruals based on service, including, but not limited to vacation benefits, shall accrue beyond the effective date of termination.
          (d) Expiration of Term.
               (i) Election Not to Extend the Term. Unless your employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 6, your termination of employment hereunder (whether or not you continue as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and you shall be entitled to receive the Accrued Rights. Notwithstanding the above, in the event that at any time, the Term is not extended by reason of the election of the Company and you do not continue as an employee of the Company following the expiration of the Term, then, upon the termination of your employment, and subject to your continued compliance with the provisions of Sections 7, 8, 9 and 10 of this Agreement, and conditioned upon your execution, at the time of termination, of a general release substantially in the form used by the Company and satisfactory to it, which release is not revoked, you will be paid severance as (1) continued payment of Base Salary and (2) average Annual Incentive (calculated based on the prior two completed fiscal years until 24 months after the date of such termination (the “Severance Period”)), provided, however, that the Annual Incentive for fiscal year of your termination shall be forfeited; provided, that the aggregate amount described herein shall be reduced by the present value of any other cash severance or termination benefits payable to you under any other plans, programs or arrangements of the Company or its affiliates.
               (ii) Continued Employment Beyond the Expiration of the Term. Unless you and the Company otherwise agree in writing (i.e., by agreeing to a written renewal of this Agreement or a written extension of the Term), continuation of your employment with the Company beyond the expiration of the Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and your employment may thereafter be terminated at will by either you or the Company; provided, that the provisions of the Section 6(d)(ii) and Sections 7, 8, 9, 10, 11 and 18 of this Agreement shall survive any termination of this Agreement or your termination of employment hereunder. Upon the termination by the Company of your at-will employment, and subject to your continued compliance with the provisions of Sections 7, 8, 9 and 10 of this Agreement, and conditioned upon your execution, at the time of termination, of a general release substantially in the form used by the Company and satisfactory to it, which release is not revoked, you will be paid severance as (1) continued payment of Base Salary and (2) average Annual Incentive (calculated based on the prior two completed fiscal years until 24 months after the date of such termination (the “Severance Period”)), provided, however, that the

Annual Incentive for fiscal year of your termination shall be forfeited; provided, that the aggregate amount described herein shall be reduced by the present value of any other cash severance or termination benefits payable to you under any other plans, programs or arrangements of the Company or its affiliates.
          (e) Notice of Termination. Any purported termination of employment by the Company or by you (other than due to your death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
     7. Non-Competition.
          (a) You acknowledge and recognize the highly competitive nature of the “discount broker business” of the Company and its affiliates (the “Business”) and accordingly agree that while you are employed with the Company, and for a period of 12 months following the termination of your employment by the Company, or if elected pursuant to Section 6(d), your resignation of employment (the “Restricted Period”), you will not directly or indirectly, (i) engage in any business that competes with the Business (including, without limitation, “discount broker businesses” which the Company or its affiliates have specific plans to conduct in the future and as to which you are aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any “discount broker business” that competes with the Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any “discount broker business” that competes with the Business globally, directly or indirectly, as an individual, employee, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company of its affiliates. For purposes of this Agreement, the term “discount broker business” is defined as on-line brokerage business and the active trader and long term investor client segments, and also includes any such other business formally proposed (and considered at a meeting of the Board) to be conducted by the Company.
     Notwithstanding anything to the contrary in this Agreement, you may, directly or indirectly, own, solely as an investment, securities of any person, business or entity engaged in the “discount broker business” that is a competitor of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you (i) are not a controlling person of, or a member of a group which controls, such person and (ii) do not, directly or indirectly, own one percent or more of any class of securities or such person.
     8. Non-Solicitation.
     While you are employed with the Company or any of its affiliates, and during the Restricted Period (as defined in Section 7(a) above):

          (a) you will not (i) recruit or hire any current employee or consultant of the Company, or (ii) otherwise solicit or induce, directly or indirectly, or cause other persons to solicit or induce, any such employee or consultant to leave the employment or service of the Company or to become an employee of or otherwise be associated with you or any company or business with which you are or may become associated, or (iii) encourage or assist in the hiring process of any employee or consultant of the Company or in the modification of any such employee’s or consultant’s relationship with the Company; and
          (b) you will not, directly or indirectly, solicit the trade or business of any clients or customers of the Company, regardless of location, with respect to any such client or customer as of the time of termination.
     9. Non-Disclosure of Confidential Information.
     You will not at any time, whether during your employment or following the termination of your employment, for any reason whatsoever, and forever hereafter, directly or indirectly disclose or furnish to any firm, corporation or person, except as otherwise required by law, any “confidential or proprietary information” of the Company with respect to any aspect of its operations or affairs. “Confidential or proprietary information” shall mean information generally unknown to the public to which you gain access by reason of your employment by the Company and includes, but is not limited to, information relating to business and marketing plans or results, sales, trading and financial data and strategies, salaries and employees and operational costs.
     10. Return of Company Property and Company Work Product.
     All records, files, memoranda, reports, customer information, client lists, documents, equipment, and the like relating to the business of the Company, which you shall use, prepare, or come into contact with, shall remain the sole property of the Company. You agree that on request of the Company, and in any event upon the termination of your employment, you shall turn over to the Company all documents, papers, or other material in your possession and under your control which may contain or be derived from confidential information, together with all documents, notes, or other work product which is connected with or derived from your services to the Company whether or not such material is in your possession. You agree you shall have no proprietary interest in any work product developed or used by you and arising out of employment by the Company. You agree to return to the Company any Company property in your possession such as, but not limited to, building keys, corporate credit card, and computer and electronic communication equipment (i.e., laptop, cellular phone, palm pilot, etc.).
     11. Right to Injunctive Relief.
     The undertakings in Section 7 (Non-Competition), Section 8 (Non-Solicitation), Section 9 (Non-disclosure of Confidential Information) and Section 10 (Return of Company Property and Work Product) of this Agreement shall survive the termination of your employment with the Company for any reason whatsoever. You acknowledge that the Company will suffer irreparable injury not readily susceptible of valuation in monetary damages, if you breach any of your obligations under Sections 7, 8, 9 or 10 of this Agreement. Accordingly, in addition to any other rights and remedies which the Company may have, you agree that the Company will be entitled to injunctive relief against any breach or prospective breach by you of your obligations under Sections 7, 8, 9 and 10 of this Agreement in any federal or state court of competent jurisdiction located in New York State. You hereby submit to the jurisdiction of said courts for the purpose of any actions or proceedings instituted by the Company to obtain such injunctive relief, and agree that process may be served on you by registered mail at your last address known to the Company, or in any other manner authorized by law and that you will pay the Company’s costs and reasonable attorney’s fees in the event the Company is required to initiate a proceeding for injunctive relief to enforce the provisions hereof, and such an injunction is issued.
     12. Notices.
     Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may designate in writing.

TO: Mr. John Bunch	TO:	Chief Human Resources Officer
TD Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, NE 68127
     Any notice delivered personally under this Section shall be deemed given on the date delivered, and any notice sent by certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.
     13. Code Section 409A.
     Notwithstanding anything in this Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code and the regulations thereunder at the time of any termination of employment, all of the cash payments required pursuant to this Agreement shall be delayed by six months in order to avoid the imposition of additional tax under Section 409A of the Code and the regulations thereunder, provided that any cash payments due to you within the first six months after such a termination of employment will instead be paid in a lump sum six months and one day following such a termination of employment. Thereafter, any additional payments will continue to be paid in accordance with the terms and conditions of this Agreement. It is the intent of this Agreement to comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.
     14. Savings.
     Should any provision herein be rendered or declared legally invalid or unenforceable by a court of competent jurisdiction or by the decision of an authorized governmental agency, such invalidation of such part shall not invalidate the remaining portions thereof.

     15. Your Representation and Warranty.
     By signing your name below and agreeing to the terms of this Agreement, you represent and warrant that you are not a party to any agreement or bound by any obligation which would prohibit you from accepting and agreeing hereto or fully performing the obligation hereunder and that your performance of your duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or bound.
     16. Prior Agreements.
     This Agreement supersedes all prior agreements and understandings between you and the Company and/or its affiliates regarding the terms and conditions of your employment with the Company and/or its affiliates, without limitation.
     17. Complete Agreement.
     The provisions herein contain the entire agreement and understanding of the parties and fully supersede any and all prior agreements or understandings between them pertaining to the subject matter hereof. There have been no representations, inducements, promises or agreements of any kind that have been made by either party, or by any person acting on behalf of either party, which are not embodied herein. The provisions hereof may not be changed or altered except in writing duly executed by you and a duly authorized agent of the Company.
     18. Withholding Taxes.
     The Company may withhold from any amounts payable under this Agreement, such taxes as may be required to be withheld pursuant to any applicable law or regulation.
     19. Cooperation.
     You agree to provide your responsible cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during your employment hereunder. This provision shall survive any termination of the Term or of this Agreement.
     20. Applicable Law.
     The interpretation and application of the terms herein shall be governed by the laws of the State of New York without regard to principles of conflict of laws.
     21. Consent to Jurisdiction.
     The sole jurisdiction and venue for actions related to the subject matter of this Agreement or the employment relationship between us shall be any federal or state court of competent jurisdiction located in New York State.

     22. No Waiver.
     The failure of a party to insist upon strict adherence to any term of this Agreement, including but not limited to its rights to terminate this Agreement, on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term of any other term of this Agreement.
     23. Severability.
     In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
     24. Assignment.
     This Agreement shall not be assignable by you. This Agreement may be assigned by the Company to a person or entity that is an affiliate or successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.
     25. Successors; Binding Agreement.
     This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
     26. Verification.
     This Agreement and your employment hereunder is subject to verification by the Company that you have no criminal record of any nature, and will be void ab initio if the Company shall be unable to make such verification.
     27. Titles.
     Titles to the sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section..
     28. Counterparts.
     This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     If the foregoing terms of employment are acceptable, please so indicate in the space provided below.

Sincerely,
By:	/s/ FRED J. TOMCZYK
	Name:	Fredric J. Tomczyk
	Title:	President and Chief Operating Officer

AGREED AND ACCEPTED

Signed:	/s/ JOHN BUNCH John Bunch

Date: 9/18/08